Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF TRAFALGAR INTERNATIONAL, INC.

Trafalgar International, Inc. (the “Corporation”), a Florida corporation originally incorporated on January 13, 2017 under the name The Greater Cannabis Company, Inc., adopts these Amended and Restated Articles of Incorporation pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act. These Articles integrate, restate and further amend the Corporation’s Articles of Incorporation, as previously amended, and supersede all prior provisions and designations upon their effectiveness.

These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors and approved by the shareholders entitled to vote thereon, in accordance with the Florida Business Corporation Act and the Corporation’s Articles of Incorporation as then in effect. The Corporation shall retain the supporting resolutions and written consents in its corporate records. These Articles become effective upon filing with the Florida Department of State, unless a later effective time is specified in the filing.

ARTICLE I. NAME

The name of the Corporation is TRAFALGAR INTERNATIONAL, INC.

ARTICLE II. REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office in Florida is 200 South Biscayne Boulevard, 20th Floor, Miami, Florida 33131. The name of the Corporation’s registered agent at that office is Porfirio Sanchez Talavera. The Corporation’s principal executive office is 200 South Biscayne Boulevard, 20th Floor, Miami, Florida 33131. The registered agent and registered office information shall be completed from the Corporation’s effective Florida records before execution and filing.

ARTICLE III. PURPOSE AND DURATION

The Corporation may engage in any lawful business for which a corporation may be organized under the laws of Florida. Its duration shall be perpetual.

ARTICLE IV. CAPITAL STOCK

Section 4.1. Authorized Shares. The aggregate authorized capital consists of 2,000,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of Preferred Stock, par value $0.001 per share. Of the Preferred Stock, 10,000,000 shares are designated Series A Preferred Stock and 1,000 shares are designated Series B Preferred Stock. The balance is undesignated Preferred Stock. The number of shares outstanding in any class or series is determined by the Corporation’s stock ledger and is not altered merely by this restatement.

Section 4.2. Common Stock. Each outstanding share of Common Stock carries one vote on each matter submitted to shareholders, subject to law and the voting rights of the Series B Preferred Stock. Common Stock is entitled to dividends when declared and to residual distributions upon liquidation after satisfaction of liabilities and applicable preferences.

Section 4.3. Undesignated Preferred Stock. Subject to the express protections of Series B and applicable law, the Board may establish additional series of undesignated Preferred Stock by duly adopted and filed articles of amendment specifying the rights, preferences, limitations and number of shares of the series. No designation may impair the Series B voting-control rights without the separate approval required by Section 4.5.

Section 4.4. Series A Preferred Stock.

(a) Designation. The Series A Preferred Stock consists of 10,000,000 designated shares, par value $0.001 per share.

(b) Voting. Except for voting rights expressly required by the Florida Business Corporation Act, Series A Preferred Stock shall have no voting rights and shall not vote together with Common Stock. Any previously applicable per-share voting multiplier or special voting formula is eliminated.

(c) Conversion. Series A Preferred Stock is not convertible into Common Stock or any other security under any circumstances. All prior conversion ratios, adjustments, anti-dilution provisions, notices, conversion procedures, and common-share reservation obligations applicable to Series A are eliminated, without any surviving right to shares or consideration based upon such prior conversion terms.

(d) Dividends. Series A holders have no entitlement to dividends, whether cumulative or otherwise, except as may be declared by the Board in its discretion subject to applicable law; no undeclared dividends accrue.

(e) Liquidation. Series A shall have no preferential right to liquidation proceeds and shall not participate in residual distributions, except as otherwise required by law.

(f) Redemption. Series A is not subject to mandatory redemption. The Corporation may redeem or repurchase Series A shares only on terms agreed with the affected holder and permitted by law.

Section 4.5. Series B Preferred Stock.

(a) Designation. The Series B Preferred Stock consists of 1,000 designated shares, par value $0.001 per share. All outstanding Series B shares vote together as a single series. The rights in this Section are personal to the series and are not contingent on the identity of any holder.

(b) Permanent Aggregate Voting Control. On every matter submitted to a vote of shareholders on which Series B is entitled to vote, all outstanding Series B shares collectively shall possess at least fifty-one percent (51%) of the aggregate voting power of the Corporation, measured after giving effect to the Series B votes themselves and calculated on the Fully Diluted Voting Basis defined below. The Series B votes shall be allocated equally per outstanding Series B share, with fractional vote entitlements permitted to the extent legally recognized; any required rounding shall be upward to preserve the minimum percentage.

(c) Fully Diluted Voting Basis. For purposes of Section 4.5(b), “Other Fully Diluted Votes” means the maximum number of votes attributable to all securities other than Series B on an as-issued, as-exercised, as-converted and as-settled basis, including issued Common Stock, other voting Preferred Stock, options, warrants, convertible or exchangeable notes and debt, convertible securities, restricted stock units, equity compensation awards, subscription and purchase rights, commitments and other instruments or agreements that may result in voting equity. These rights are included whether vested, unvested, presently exercisable, contingently exercisable, in or out of the money, or subject to time or performance conditions. To prevent double counting, votes associated with the underlying securities are counted once rather than also counting the derivative instrument. Instruments with variable conversion or exercise terms shall be counted at the maximum number of voting shares contractually issuable; where no finite maximum exists, the Corporation shall calculate the greatest voting power permitted by the instrument at the measurement time and shall not issue an instrument incapable of a determinable maximum without prior Series B approval.

(d) Voting Formula. Let O equal Other Fully Diluted Votes and B equal the aggregate votes assigned to outstanding Series B shares. B shall at all times be no less than (51/49) multiplied by O, rounded upward as necessary to maintain B/(B+O) at or above 51%. The Corporation shall recompute B immediately upon any issuance, grant, amendment, conversion, exercise, redemption, repurchase, cancellation, split, reverse split, recapitalization or other event affecting O, and at each record date and voting determination date. This adjustment changes votes only and does not cause any issuance or conversion of Series B or other stock.

(e) Voting Mechanics. Series B shall vote with Common Stock and all other shares entitled to vote generally as a single voting group, except where separate voting is required by law or these Articles. For actions requiring a separate statutory voting group, the applicable voting-group requirements shall remain operative. The Board and corporate secretary shall maintain records of the fully diluted voting calculation and provide the calculation to the Series B holder on request.

(f) Nonconversion. No Series B share is convertible or exchangeable into Common Stock or any other class of security. All former conversion ratios, conversion-price adjustments, antidilution and share-reservation provisions and conversion mechanics are eliminated. The voting adjustment in this Section does not create a right to receive Common Stock.

(g) Dividends and Liquidation. Series B is nonparticipating and noncumulative as to dividends and has no right to dividends unless declared by the Board. On liquidation, after satisfaction of creditors and any senior preferences validly established with Series B approval, each outstanding Series B share is entitled to a preference of $1.00 before any distribution to Common Stock; Series B shall not otherwise participate in remaining assets.

(h) Redemption. Series B shall not be redeemable or repurchasable by the Corporation without the written consent of the holder of the affected shares. No redemption shall be compulsory.

(i) Protective Consent. So long as any Series B share remains outstanding, the Corporation shall not, without the affirmative written consent or separate class approval of holders of a majority of outstanding Series B shares: (1) amend or repeal this Section or otherwise diminish Series B voting power; (2) create or issue a security having voting rights that purport to override, supersede or impair the 51% Series B entitlement; (3) alter the authorized or outstanding Series B share count, reclassify, subdivide or combine Series B shares, or effect a compulsory redemption; (4) enter a merger, conversion, share exchange, reorganization or similar transaction that would eliminate or impair the Series B voting entitlement; or (5) take any action designed to circumvent these protections, including by amending bylaws, other designations, voting agreements or governing instruments. No approval under this subsection substitutes for another vote or approval required by law.

(j) No Outstanding Shares. If no Series B shares remain outstanding, the automatic voting formula shall not apply; no rights shall be attributed to unissued Series B shares. Any subsequent issuance remains subject to law and the effective charter.

ARTICLE V. BOARD OF DIRECTORS

The number of directors shall be fixed in accordance with the Bylaws. Vacancies may be filled as permitted by the Florida Business Corporation Act and the Bylaws. Directors need not be elected by written ballot unless required by law or the Bylaws.

ARTICLE VI. BYLAWS

The Board may adopt, amend or repeal the Bylaws to the extent permitted by law and subject to the Series B protections in Article IV and any shareholder powers reserved by statute.

ARTICLE VII. DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or its shareholders for monetary damages to the fullest extent permitted by Florida law. No repeal or amendment of this Article shall retroactively diminish any protection for conduct occurring before the amendment.

ARTICLE VIII. SHAREHOLDER MEETINGS AND RECORDS

Meetings of shareholders may be held within or outside Florida as provided in the Bylaws and applicable law. Corporate records may be maintained at locations permitted by law.

ARTICLE IX. AMENDMENT

The Corporation reserves the right to amend these Articles as permitted by the Florida Business Corporation Act; provided, however, that no amendment or other corporate action may impair the rights of Series B without the separate approval required by Section 4.5(i), in addition to any other vote required by law.

EXECUTION

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer as of the date indicated below.

TRAFALGAR INTERNATIONAL, INC.

By:	/s/ Carlos Septién Michel
Name:	Carlos Septién Michel, Chief Executive Officer